Exhibit 99.2

First Horizon Establishes ESOP

Correction

Alpharetta, Georgia (December 14, 2004) - First Horizon Pharmaceutical Corporation (Nasdaq: FHRX) previously announced on December 14, 2004, the adoption of an Employee Stock Ownership Plan (“ESOP”) effective January 1, 2005, and that in connection therewith the Company purchased 1 million shares of common stock from its Chairman and two executives at fair market value equal to the December 8, 2004 closing price of the Company’s common stock in part to establish a pool of authorized shares that will be available for contribution to the ESOP.

The press release should have stated that the Company purchased the shares of common stock at fair market value equal to the December 10, 2004 closing price of the Company’s common stock as reported by Nasdaq.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women’s health/pediatrics.  First Horizon has a portfolio that includes 14 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives.  First Horizon’s web site address is:  http://www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Contact:	Darrell Borne
First Horizon Pharmaceutical Corporation
770-442-9707, ext. 6530
ir@horizonpharm.com